Exhibit 10.1

ENVISION LETTERHEAD

July 12, 2019

Katherine H. McDermott

[address]

Dear Katherine:

On behalf of Envision Solar International (the “Company”), it is my pleasure to offer you the position of Chief Financial Officer. This letter constitutes the entire agreement relating to the terms of your employment.

The terms set forth below shall be effective as of your date of hire, which is anticipated to be July 23, 2019 (the “Effective Date”), conditioned upon approval by the Company’s Board of Directors and its Compensation Committee. If the terms as stated below are not approved by the Board of Directors and its Compensation Committee, you will be notified before the Effective Date.

Title and Base Salary. Your title will be Chief Financial Officer and you will report directly to me. As of the Effective Date, your annual base salary shall be $220,000.

Bonus Compensation. In addition to your base salary, you will be eligible for an annual incentive cash bonus, as determined by the Compensation Committee within ninety (90) days of the Effective Date. Your annual incentive cash bonus shall have a target equal to 20% of your base salary as of the Effective Date, prorated for the portion of year during which you are employed by the Company. The target bonus and its components, the Company performance goals, and your individual objectives shall be determined and documented by the Compensation Committee of the Board of Directors.

Equity Awards. Concurrent with the commencement of your employment with the Company, you will be granted an option to purchase shares of common stock of the Company (“Company Common Stock”) as follows, under the terms and conditions of a Non-Qualified Stock Option Agreement (an “Option”):

Strike Price*	Number of Shares
FMV	49,104

* FMV = the price of a share of the Company’s common stock at close of market on the date of grant.

Your Option shall vest and become exercisable in 48 equal monthly installments, with the first such monthly vesting date taking place on August 31, 2019 and subsequent vesting dates on the last day of the next 47 months thereafter, subject to your continued service through the applicable vesting date. The option grant will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

Other Benefits. You will be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans. Your coverage for such benefits will become effective on the first of the month following your first thirty (30) days of employment.

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Vacation. While employed, you will be entitled to such number of vacation/paid time off (“PTO”) days set forth below pursuant to the Company’s vacation/PTO policies as in effect from time to time (and pro rated for any partial years during the employment period), and subject to a maximum overall limitation under the Company policies on the number of unused PTO days (including unused PTO days carried over from prior years) and with no additional PTO days accruing while your vacation balance is not below such cap.

YEARS	NUMBER OF DAYS
1-2	4 weeks
3-4	5 weeks
5+	6 weeks

Conditions of Employment.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason. This at-will relationship may not be modified by any oral or implied agreement.

•	In accordance with the Federal Immigration Reform and Control Act of 1986, we are required to have Employment Eligibility Verification form I-9 on file. On your first day of employment, you will be asked to provide identification needed to complete the Form I-9 requirements.

•	You will sign the Company’s confidentiality and proprietary information agreement.

•	You will be required to comply with the Company’s personnel policies outlined in the Employee Handbook or as adopted from time to time by the Company.

•	You represent to the Company that you are not subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed by the Company, or that creates any potential or actual conflict of interest, or places the Company at risk of liability for hiring you.

•	You represent and agree that you have not taken, and will not import or use any proprietary or trade secret information belonging to any other person or entity, including your former employer, in the discharge of your duties for the Company.

The information contained in this letter represents the entire substance of the Company’s offer of employment to you and is contingent upon successful completion of all pre-and post-employment checks. If all the above terms and conditions meet with your approval, please sign this letter and return it by July 19, 2019. If this document is not returned by this date, this offer of employment shall be withdrawn.

I very much look forward to you joining the Envision Solar team. If you should have any questions, please feel free to call me.

Sincerely,

/s/ Desmond Wheatley

Desmond Wheatley

Chief Executive Officer

ACCEPTED BY:

/s/ Katherine H. McDermott

Kathy McDermott

Date: July 15, 2019

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